Exhibit 10.1

PARTNERSHIP INCENTIVE AND RETENTION BONUS PROGRAM

Azure Midstream Partners, LP (the “Partnership”) has adopted this Incentive and Retention Bonus Program (this “Program”) to reward employees and agents of the Partnership’s general partner who provide services to the Partnership and to provide additional incentive to retain their services.

Accordingly, Azure Midstream Partners GP, LLC, the Partnership’s general partner (the “General Partner”), acting through its president or any person or persons to whom the president may delegate his authority, is authorized to grant bonuses to its employees, consultants, and other persons providing services to the Partnership, in such amounts and, subject to the next succeeding paragraph, on such terms, as the General Partner, acting by its president or such other person or persons, may determine.

Awards may be of two types: (1) awards payable in three installments, with the first two of such installments to be in the amount of 25% of the total award, which installments are to be paid as of November 1, 2016 and February 1, 2017, and with the third such installment to be in the amount of 50% of the total award, which installment is to be paid as of August 1, 2017; and (2) awards payable 100% in one payment to be paid as of December 1, 2016. Subject to the exceptions in the following sentence, employees or agents must be employed or engaged by the General Partner as of the date of the payment. Bonuses shall, however, be payable on an earlier date in the event of any change in control of the Partnership, or if the General Partner terminates the employee or consultant prior to the scheduled payment date without cause.

As such terms are used in this Program, (a) “change in control” shall be deemed to take place on the earlier to occur of the date as of which (i) a party other than the General Partner or its affiliates acquires ownership or control of a majority of general partner interests in the Partnership, or (ii) Azure Midstream Holdings, LLC (“Holdings”) ceases to own, directly or indirectly, and control at least 50% of the voting securities of the General Partner; and (b) a termination for “cause” means termination by the General Partner as a result of the employee’s (i) conviction of a

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crime involving moral turpitude; (ii) failure, after notice from the General Partner, to follow policies or directives applicable to such employee, or such employee’s consistent failure to perform his or her duties as an employee; (iii) gross negligence or willful misconduct that has an adverse effect on the General Partner and its affiliates; or (iv) material breach of such person’s fiduciary duty to the General Partner or its affiliates.

Concurrently with the grant or award of bonuses by the Partnership hereunder, the General Partner may grant or award bonuses to employees or consultants for their services to Holdings and its subsidiaries and affiliates other than the Partnership and its subsidiaries. In such event, the General Partner shall designate the amount of the award to each participant that is allocable to the Partnership.

The amount of bonuses authorized on behalf of the Partnership under this Program and allocable to the Partnership, excluding employer burden, shall not exceed $1,000,000 in the aggregate.

This Partnership Incentive and Retention Program is authorized and confirmed on behalf of the Partnership by the Compensation Committee of the General Partner effective September 21, 2016.